Proposal for Ultragenyx to Acquire Dimension Therapeutics September 18, 2017 Exhibit 99.2

Forward Looking Statements / Additional Information Except for the historical information contained herein, the matters set forth in this communication, including statements of anticipated changes in the business environment in which Ultragenyx operates and in Ultragenyx’s future prospects or results, statements relating to Ultragenyx’s intentions, plans, hopes, beliefs, anticipations, expectations or predictions of its future, or statements relating to Ultragenyx’s oﬀer and the potential beneﬁts of a transaction with Dimension Therapeutics, Inc. (“Dimension”), are forward-looking statements. Such forward-looking statements involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the clinical drug development process, such as the regulatory approval process, the timing of our regulatory filings and other matters that could affect sufficiency of existing cash, cash equivalents and short-term investments to fund operations and the availability or commercial potential of our drug candidates. There is no assurance that the potential transaction will be consummated, and it is important to note that actual results could diﬀer materially from those projected in such forward-looking statements. Ultragenyx undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Ultragenyx in general, see Ultragenyx's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on July 28, 2017, and its subsequent periodic reports filed with the SEC.   The tender offer referred to in this communication (an “Offer”) has not yet commenced. Accordingly, this communication is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell any shares of Dimension common stock or any other securities. On the commencement date of any Offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related materials, will be filed with the SEC by Ultragenyx and a wholly owned subsidiary. The offer to purchase shares of Dimension common stock will only be made pursuant to the offer to purchase, letter of transmittal and related materials filed with the SEC by Ultragenyx as part of its Schedule TO. Investors and security holders are urged to read both the tender offer statement and any solicitation/recommendation statement filed by Dimension regarding the Offer, as they may be amended from time to time, when they become available, because they will contain important information about the Offer, including its terms and conditions, and should be read carefully before any decision is made with respect to the Offer. Investors and security holders may obtain free copies of these statements (when available) and other materials filed with the SEC at the website maintained by the SEC at www.sec.gov, or by directing requests for such materials to the information agent for the Offer, which will be named in the tender offer statement.

Transaction Overview Ultragenyx has submitted a proposal to acquire Dimension Therapeutics for $5.50 per share in cash Total equity purchase price of approximately $138mm(1) in cash at close Premium of 358% to Dimension’s unaffected share price as of August 24, 2017 Premiums of 24% and 48% to implied value of REGENXBIO’s all stock agreement assuming latest closing stock price(2) and 20-day volume-weighted average trading price(3), respectively Offer provides both greater value and certainty for Dimension shareholders Provides Dimension shareholders with substantial premium in cash and certain value at close No financing contingency – funded with Ultragenyx current cash on the balance sheet Proposed merger agreement and tender offer provides greater certainty of and speed to close Proposal has been approved by the Board of Directors of Ultragenyx Assumes 25.0mm basic shares outstanding based on REGENXBIO-Dimension merger agreement filed on 8/25/17. REGENXBIO closing price of $28.25 per share as of 9/15/17. REGENXBIO 20 trading day VWAP of $23.68 per share (per Bloomberg) as of 9/15/17 and 8/25/17 announced exchange ratio of 0.1573 REGENXBIO shares per Dimension share.

Our Strategy Transforming good science into great medicine for rare genetic diseases HOW HAVE WE DONE IT? CLEAR BIOLOGY RAPID DEVELOPMENT GLOBAL VISION NEW MODALITIES HOW DO WE CONTINUE DOING IT?

Ultragenyx – Dimension Strong Strategic Fit 5 things we look for in an opportunity: Rare and ultra-rare disease Genetic disease with clear biology Potential for meaningful clinical benefit Translating existing science to clinic rapidly Global rights to key assets Satisfies all of these criteria

Expanding into New Modalities & Capabilities: Optimizing solutions to genetic diseases with clear biology In late-stage clinical development: Fully human monoclonal antibodies Enzyme replacement therapies Traditional Biologics Small Molecule AAV Gene Therapy Oral delivery Simple manufacturing mRNA Advantages Current Capabilities In late-stage clinical development: Substrate replacement In preclinical development: 2 programs using mRNA / lipid nanoparticle delivery In early clinical development: 1 AAV gene transfer program in the clinic 2 more entering the clinic in the next 6-12 months High specificity targeting Long half life Ability to target “undruggable” targets Genomics-based discovery process Potential for one-time treatment for monogenic diseases Deep Understanding of Genetic Disease Drug Development

Overview of Dimension Therapeutics

ultragenyx pharmaceutical

Company Overview

- Clinical-stage biopharmaceutical company developing AAV-based gene therapies for rare metabolic diseases associated with the liver
- Holds exclusive license to various AAV vectors from REGENXBIO
  - Option to license for additional indication not yet determined
  - Cannot be terminated by REGENXBIO due to a change of control of Dimension
- Manufacturing capabilities and expertise:
  - Up to 250L bioreactor capacity at Woburn, MA site
  - Partnering with CMOs with up to 1000L bioreactor capacity
- Founded in 2013

Lead Metabolic Product Candidates

DTX301 – *OTC Deficiency (OTC Gene – AAV8)*

- X-linked, urea cycle disorder (UCD)
- Genetic defect in ammonia detoxification
- Adverse cognitive & neurological effects, coma, death
- Treatments limited, non-curative
- ~10,000 patients WW
- First patient now treated

DTX401 – *GSDIa (G6Pase Gene – AAV8)*

- Autosomal recessive, inborn error of glucose metabolism
- Deficient glucose-6-phosphatase (G6Pase)
- Severe hypoglycemia and hepatomegaly caused by the accumulation of glycogen
- Strict diet and frequent feedings of uncooked corn starch or Glycosade®
- ~6,000 patients WW diagnosed at birth

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Note: Based on Dimension corporate presentations.

Proposed Acquisition of Dimension Would Diversify Ultragenyx's Clinical and Preclinical Pipeline

ultragenyx pharmaceutical

Candidate	Description	Stage -2 to 0 / IND / Phase 1 / Phase 2 / Phase 3 / Filed	Patients Worldwide
Burosumab (KRN23) KYOWA KIRIN	*Anti-FGF23 monoclonal antibody*	XLH	~48,000
		TIO	~2,000-4,000
rhGUS (UX003)	*Enzyme replacement*	MPS 7	~200
UX007	*Substrate replacement*	LC-FAOD	~8,000-14,000
		Glut1 DS	~12,000-28,000
DTX301	*AAV8-OTC Gene Transfer*	OTCD	~10,000
DTX401	*AAV8-G6Pase Gene Transfer*	GSD1a	~6,000
DTX201 (BAYER)	*AAV-FVIII Gene Transfer*	Hemophilia A	~144,000
UX004	*rhPPCA ERT*	Galactosialidosis	~200
DTX701	*AAV-ATP7B Gene Transfer*	Wilson Disease	>50,000
UX034	*mRNA/ Lipid*	Biochemical genetics	>20,000
DTX501	*AAV8-PAH Gene Transfer*	PKU	~50,000
DTX601	*AAV8-ASS1 Gene Transfer*	Citrulinemia type 1	~2,000
UX068	*Substrate replacement*	Neurology	>20,000
UX001P	*Substrate replacement*	GNE Myopathy	~2,000
TAK418 Takeda	*Undisclosed*	Undisclosed	>50,000
UX053	*mRNA/ Lipid*	Biochemical genetics	>10,000
Undisclosed	*New mechanism*	FSHD	>50,000

Small Molecule | Biologic | RNA | Gene Therapy

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Note: Based on Dimension corporate presentations.

Proposed Acquisition of Dimension Would Add Significant Upcoming Milestones

ultragenyx pharmaceutical

Candidate	Disease	2H17	2018
Burosumab (UX023) KYOWA KIRIN	XLH	CHMP Opinion (end 2017)	BLA Result; Peds Ph 3 Data
	TIO	Phase 2 Bone Data	
rhGUS (UX003)	MPS7	PDUFA: Nov 16, 2017	CHMP Opinion
UX007	LC-FAOD	Phase 3 study design/Reg. path	
	Glut1 DS	Phase 3 Movement Disorder study ongoing	Ph 3 Data
DTX301	OTC Deficiency	Phase 1/2 Data	
DTX401	GSD1a		IND Filing
DTX201 BAYER	Hem A		IND Filing

Small Molecule | Biologic | RNA | Gene Therapy

Note: Based on Dimension corporate presentations.

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Ultragenyx’s Rare Disease Expertise Ultragenyx’s integrated rare disease capabilities could accelerate the development of Dimension’s programs Burosumab and rhGUS global commercial organization will be leveraged to support potential Dimension candidate launches Global regulatory expertise in registration strategy for first ever treatments, biometrics analyses, global submissions and accelerated time to market Senior leadership with track record of success in development and commercialization of multiple rare diseases Experience partnering with rare disease patient communities through Patient Advocacy function Innovation in rare disease drug development, study & endpoint design, patient diagnosis Ultragenyx plans to maintain a gene therapy development unit and manufacturing team at Dimension’s facilities in Massachusetts to retain the team’s significant institutional gene therapy knowledge and efficiently progress critical manufacturing

Ultragenyx Balance Sheet: Cash(3) (as of June 30, 2017): $457.5 million No debt Acquisition Terms: Ultragenyx offer constitutes a superior proposal for Dimension shareholders Value 24% premium to implied value assuming REGENXBIO’s latest closing stock price(1) 48% premium over 20-Day VWAP(2) Certainty All cash tender offer Speed to close Proposed merger agreement increases deal certainty for Dimension (1) Based on closing price of $28.25 on 9/15/17. Based on REGENXBIO 20 trading day VWAP of $23.68 per share (per Bloomberg) as of 9/15/17. Cash, cash equivalents, and short-term investments. Compared to REGENXBIO’s Proposal, Ultragenyx Proposal Offers Superior…

Conclusion & Expected Next Steps Aligns with Ultragenyx’s focus on patients and meeting the challenges of diseases with high unmet need Provides Ultragenyx with new modalities and capabilities and expands further in rare genetic diseases Ultragenyx brings global capabilities and resources to accelerate development and commercialization of Dimension’s assets Superior proposal in terms of both value and certainty to Dimension’s shareholders Expected Next Steps Ultragenyx executes CDA and conducts expedited due diligence after Dimension decides to engage with Ultragenyx Ultragenyx and Dimension negotiate a merger agreement and Ultragenyx submits a binding proposal informed by due diligence Dimension’s Board of Directors makes “Superior Proposal” determination as defined by the merger agreement executed with REGENXBIO Dimension terminates merger agreement with REGENXBIO in favor of a transaction with Ultragenyx Dimension and Ultragenyx enter into a merger agreement Launch tender offer and obtain customary approvals Potential for tender offer to complete as soon as 25 business days after merger agreement signing

Appendix

Overview of Dimension's Additional Inherited Metabolic Disease Portfolio

ultragenyx pharmaceutical

Wilson Disease	▪ Autosomal recessive copper metabolism disorder ▪ Deficiency in copper transporter P-type ATPase, *ATP7B* ▪ Copper in liver, brain, kidney, cornea; chelation & strict diet ▪ WW prevalence >50K patients; incidence 1 in 30K
PKU	▪ Autosomal recessive disorder, inability to metabolize phenylalanine (Phe) ▪ Deficiency in phenylalanine hydrolase (PAH) ▪ Reduce Phe to prevent cognitive decline; strict diet low in Phe & protein ▪ ~50K prevalent patients developed world; incidence 1 in 10K – 40K
Citrullinemia Type 1	▪ Autosomal recessive UCD due to inability to metabolize ammonia ▪ Deficiency in argininosuccinate synthetase (ASS1) ▪ Decompensation risk, neurological effects; nitrogen scavengers, strict diet ▪ 14% of all UCDs; WW prevalence ~2K; incidence ~1 in 60K+

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Note: Based on Dimension corporate presentations.

DTX201: Global Collaboration with Bayer R&D expense reimbursement Up to $232M in milestones High single-digit to low double-digit royalties not exceeding the mid-teens IND filing expected in early 2018 Dimension responsible for preclinical activities and Phase 1/2 clinical trial, funded by Bayer Bayer to fund subsequent trials and commercial activities at clinical POC Global leader in hemophilia drug development and commercialization Note: Based on Dimension corporate presentations.